Exhibit 23.4

Legal Opinion

To:

Zerolimit Technology Holding Co. Ltd. (the “Company”)

89 Nexus Way, Camina Bay, Grand Cayman, KY1-9009, Cayman Islands

Date: June 28, 2025

Dear Sir/Madam:

1.	Introduction

We are qualified lawyers of the People’s Republic of China (the “PRC”) and as such are qualified to issue this opinion (this “Opinion”) on the PRC Law (as defined below).

We have acted as the PRC legal counsel for the Company, a corporation organized under the laws of the Cayman Islands, in connection with (a) the proposed initial public offering (the “Offering”) of certain number of ordinary shares, par value $0.0001 per share (the “Ordinary Shares”) of the Company, as set forth in the Company’s registration statement on Form F-1 (File No.: 333-[*]), including all amendments or supplements thereto (the “Registration Statement”), filed by the Company with the Securities and Exchange Commission under the U.S. Securities Act of 1933 (as amended) in relation to the Offering, and (ii) the Company’s proposed listing of the Ordinary Shares on the Nasdaq Global Market (the “Listing”).

In connection with the Offering, the Listing and the filing of the Registration Statement, we have been asked to provide this Opinion as to the PRC Group Companies including Zerolimit Holdings (Shenzhen) Co., Ltd. (零极控股(深圳)有限公司)（the “WFOE”）, Zheng Lian Technology (Shenzhen) Co., Ltd. (正链科技(深圳)有限公司)（the “VIE”） (shareholding information as listed in Annex A) and as to certain other matters.

2.	PRC Law

This Opinion is rendered on the basis of the PRC Law, regulations, rules, orders, decrees, guidelines or notices effective as at the date hereof (the “PRC Law” excluding the laws of the Hong Kong Special Administrative Region, the Macau Special Administrative Region and Taiwan) and there is no assurance that any of the PRC Law will not be changed, amended or replaced in the immediate future or in the longer term with or without retrospective effect.

We do not purport to be an expert on or to be generally familiar with or qualified to express legal opinions based on any laws other than the PRC Law. Accordingly, we express or imply no opinion directly or indirectly on the laws of any jurisdiction other than the PRC.

3.	Assumptions

In so acting, we have examined the copies of documents provided to us by the Company and such other documents, corporate records, certificates issued by relevant governmental authorities in the PRC (the “Governmental Agencies”, each a “Governmental Agency”) and officers of the Company and other instruments as we have deemed necessary or advisable for the purposes of rendering this Opinion (collectively, the “Documents”). Where certain facts were not independently established by us, we have relied upon statements made by appropriate representatives of the Company.

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In giving this Opinion, we have assumed without further query:

(1)	the genuineness of all the signatures, seals and chops, the authenticity of the Documents submitted to us as original and the conformity with authentic originals of the Documents submitted to us as copies and the authenticity of such originals;

(2)	the truthfulness, accuracy, fairness and completeness of the Documents, as well as the factual statements contained in the Documents, and the Documents and the factual statements contained therein is and will remain to be non-misleading;

(3)	that the Documents provided to us remain in full force and effect up to the date of this Opinion and that none of the Documents has been revoked, amended, varied or supplemented except as otherwise indicated in such Documents;

(4)	that information provided to us by the Company and the PRC Group Companies in response to our enquiries for the purpose of this Opinion is true, accurate, complete and not misleading, and that the Company and the PRC Group Companies have not withheld anything that, if disclosed to us, would reasonably cause us to alter this Opinion in whole or in part;

(5)	that all licenses, consents, authorizations, sanctions, permissions, declarations, approvals, orders, registrations, clearances, annual inspections, waivers, qualifications, certificates and permits from, and the reports to and filings with, the Governmental Agencies pursuant to any applicable PRC Law and other official statement or documentation are obtained and completed by lawful means in due course;

(6)	that each of the parties to the Documents other than the PRC Group Companies is duly organized and is validly existing in good standing under the laws of its jurisdiction of organization and/or incorporation (as the case may be);

(7)	that all parties other than the PRC Group Companies have the requisite power and authority to enter into, execute, deliver and perform all the Documents to which they are parties and have duly executed, delivered, performed, and will duly perform their obligations under all the Documents to which they are parties;

(8)	all explanations and interpretations provided by government officials duly reflect the official position of the relevant Governmental Agencies and are complete, true and correct; and

(9)	that all Documents submitted to us are legal, valid, binding and enforceable under all such laws as govern or relate to them other than the PRC Law.

In addition, we have assumed and have not verified the truthfulness, accuracy and completeness as to factual matters of each Document we have received.

4.	Opinion

Based on the foregoing and subject to the Registration Statement and the qualifications set out below, we are of the opinion that on the date hereof:

(1)	Corporate Structure. To the best of our knowledge after due inquiry, except as disclosed in the Registration Statement, (i) the ownership structures of the VIE and the WFOE that have entered into VIE Agreements (the “VIE Agreements” means the documents as set forth in Annex B hereto), both currently and immediately after giving effect to the Offering, do not and will not result in any violation of PRC Law; (ii) each of the VIE Agreements is valid, binding and enforceable under PRC Law, and both currently and immediately after giving effect to the Offering, does not and will not result in any violation of any PRC Law. However, there are substantial uncertainties regarding the interpretation and application of PRC Law and future PRC law, rules, regulations, statutes, orders, decrees, notices, circulars, judicial interpretations and other legislations, and there can be no assurance that the Governmental Agencies will not take a view that is contrary to or otherwise different from our opinion stated above.

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(2)	Filing Rules on Overseas Listings. On February 2023, China Securities Regulatory Commission (the “CSRC”) issued the Trial Administrative Measures of Overseas Securities Offering and Listing by Domestic Companies (the “Trial Administrative Measures”) and supporting guidance (collectively, the “Filing Rules on Overseas Listings”), which came into effective on March 31, 2023. The Filing Rules on Overseas Listings, among other things, stipulate that, after making initial applications with overseas stock markets for initial public offerings or listings, all China-based companies shall file with the CSRC within three (3) working days; where China-based companies submits its application for initial public offering and listing overseas by secret or non-public means, it may submit explanations at the time of filing with CSRC, apply for postponing the disclosure of the information, and shall report to the CSRC within three (3) working days after the application for offering and listing are made public overseas. After completing overseas offering and listing, China-based companies shall report to CSRC in accordance with the guidance. Whereas the Filing Rules on Overseas Listings have come into effect on March 31, 2023, China-based companies applying for overseas offering and listing after March 31, 2023, shall file with the CSRC within three (3) working days after submitting the filing application for listing overseas. This means that the VIE, as a China-based company indirectly offering or listing overseas, shall comply with the Filing Rules on Overseas Listings and go through the filing procedures with the CSRC before the overseas offering and listing. The Company submitted initial filing documents to the CSRC on March 26, 2024, and the CSRC issued the filing confirmation on [*], 2025 on this Offering and Listing.

(3)	Statements in the Prospectus. To our best knowledge after due inquiries and as confirmed by the Company, the statements set forth in the Registration Statement under the captions “Prospectus Summary”, “Risk Factors”, “Corporate History and Structure”, “Business”, “Taxation - PRC Taxation”, and “Enforceability of Civil Liabilities” (other than the financial statements and related schedules and other financial data contained therein to which we express no opinion), to the extent that they constitute matters of PRC Law, are correct and accurate in all material respects, and nothing has been omitted from such statements which would make the same misleading in any material respect;

(4)	Enforceability of Civil Liabilities. The recognition and enforcement of foreign judgments are provided for under the PRC Civil Procedures Law. PRC courts may recognize and enforce foreign judgments in accordance with the requirements of the PRC Civil Procedures Law and other applicable laws, regulations and interpretations based either on treaties between China and the country where the judgment is made or on principles of reciprocity between jurisdictions. China does not have any treaties or other forms of written arrangement with the United States or the Cayman Islands that provide for the reciprocal recognition and enforcement of foreign judgments. In addition, according to the PRC Civil Procedures Law, the PRC courts will not enforce a foreign judgment against a company or its directors and officers if they decide that the judgment violates the basic principles of PRC Law or national sovereignty, security or the public interest. As a result, it is uncertain whether and on what basis a PRC court would enforce a judgment rendered by a court in the United States or the Cayman Islands.

The foregoing opinions are subject to the following qualifications:

(a)	This Opinion is rendered only with respect to the PRC Law and we have made no investigations in any other jurisdiction and no opinion is expressed or implied as to the laws of any other jurisdiction, and we have assumed that no such laws would affect this Opinion. PRC Law as used in this Opinion refers to PRC Law publicly available and currently in force as of the date of this Opinion and there is no guarantee that any of such PRC Law will not be changed, amended or revoked in the immediate future or in the longer term with or without retrospective effect. This Opinion is given on the basis of the current laws and practice in the PRC.

(b)	This Opinion is subject to the discretion of any competent Governmental Agencies in exercising their authority in the PRC in connection with the interpretation, implementation and application of relevant PRC Law.

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(c)	This Opinion is, in so far as it relates to the validity, effectiveness and enforceability, subject to (i) any applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or similar laws affecting creditors’ rights generally; (ii) possible judicial or administrative actions or any laws affecting creditors’ rights generally; (iii) certain equitable, legal or statutory principles affecting the enforceability of contractual rights generally under concepts of public interest, state interest, national security, reasonableness, good faith and fair dealing, and applicable statutes of limitation; (iv) any circumstance in connection with formulation, execution or implementation of any legal documents that would be deemed materially mistaken, clearly unconscionable, unlawful, fraudulent, coercionary at the conclusions thereof; (v) judicial discretion with respect to the availability of indemnifications, remedies or defenses, the calculation of damages, the entitlement to attorney’s fees and other costs, the waiver of immunity from jurisdiction of any court or from legal process; and (vi) the discretion of any competent PRC legislative, administrative or judicial bodies in exercising their authority in connection with the interpretation, implementation and application of relevant PRC Law.

(d)	The term “enforceable” or “enforceability” as used in this Opinion means that the obligations assumed by the relevant obligors under the relevant Documents are of a type which the courts of the PRC may enforce. It does not mean that those obligations will necessarily be enforced in all circumstances in accordance with their respective terms and/or additional terms that may be imposed by the PRC courts. As used in this Opinion, the expression “to the best of our knowledge after due inquiry” or similar language with reference to matters of fact refers to the current, actual knowledge of the attorneys of this firm who have worked on matters for the Company in connection with the Offering and the transactions contemplated thereby. We may rely, as to matters of fact (but not as to legal conclusions), to the extent we deem proper, on certificates and confirmations of responsible officers of the Company, the PRC Group Companies and Governmental Agencies.

(e)	We have not undertaken any independent investigation, search or other verification action to determine the existence or of any fact or to prepare this Opinion, and no inference as to our knowledge of the existence or absence of any fact should be drawn from our representation of the Company or the PRC Group Companies or the rendering of this Opinion.

This Opinion is rendered to you and is intended to be used in the context which is specifically referred to herein and each paragraph hereof should be looked at as a whole and no part should be extracted and referred to independently.

This Opinion is given for the benefit of the Company in connection with the Offering and the Listing. It shall not be used or relied upon by you for any other purpose or by any other person, nor shall copies be delivered to any other person, without in each instance our prior written consent. You may, however, provide copies of this Opinion to your accountants, attorneys, other professional advisors, governmental regulatory agencies having jurisdiction over Company and the Underwriters (and their affiliates and attorneys), but this Opinion could not be relied on by them.

Yours faithfully,

_________________

Global Law Office

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Annex A

List of PRC Group Companies

(1)	Zerolimit Holdings (Shenzhen) Co., Ltd. (零极控股(深圳)有限公司)

(shareholding: Zerolimit Technology Holding Co., Limited: 100%)

(2)	Zheng Lian Technology (Shenzhen) Co., Ltd. (正链科技(深圳)有限公司)

(shareholding: Zerolimit Digital Technology Co., Ltd: 73%; Kai Hu: 11%; Jian Gang:11%; Baifen Le: 5%)

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Annex B

List of VIE Agreements

1.	Exclusive Consulting and Services Agreement. Exclusive Consulting and Services Agreement entered into by the WFOE and VIE on May 24, 2023.
2.	Exclusive Option Agreement. Exclusive Option Agreement entered into by the WFOE, Zerolimit Digital Technology Co., Ltd., Kai Hu, Jian Gang, Baifen Le and VIE on May 24, 2023.
3.	Equity Interest Pledge Agreement. Equity Interest Pledge Agreement entered into by the WFOE, Zerolimit Digital Technology Co., Ltd., Kai Hu, Jian Gang, Baifen Le and VIE on May 24, 2023.
4.	Powers of Attorney. Powers of Attorney executed by Zerolimit Digital Technology Co., Ltd., Kai Hu, Jian Gang and Baifen Le respectively on May 24, 2023.
5.	Spousal Consent. Spouse Consent Letters executed by Guangqing Hu, Xiulan Qu and Xiaoxia Deng respectively on May 24, 2023.

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